UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 15, 2010

General Moly, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115 Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2010, the Board of Directors (the “Board”) of General Moly, Inc. (the “Company”) approved the appointment of Patrick James as a director of the Company.  There is no arrangement or understanding between Mr. James and any other person pursuant to which he was selected as a director.  Mr. James will serve as independent non-executive Chairman and will chair the Governance and Nominating committee as well as serve on the Technical, Finance and Compensation committees.

Mr. James has over 45 years of experience in the mining industry including a variety of operating and executive positions.  Mr. James retired as President, Chairman and CEO of the Santa Fe Pacific Gold Corporation when it was acquired by Newmont Mining in 1997 and served as a Director of Newmont for one year thereafter.  After leaving Santa Fe Pacific Gold, Mr. James served as President and Chief Executive Officer of Rio Algom Limited from 1997 to 2001.  Since then, Mr. James has served as a Director of four publicly listed mining companies including Dynatech Inc., Constellation Copper Corp., Stillwater Mining Company, and Centerra Gold Inc. He has served as Chairman of the Board on two of those, and as Lead Director of another.

Mr. James has an Engineer of Mines degree from the Colorado School of Mines, a Master's of Management from the University of New Mexico, Anderson School of Business, and is a Registered Professional Engineer in Colorado.

Mr. James will be compensated for his service as a director in accordance with the Company’s standard director compensation program.

There are no family relationships or related party transactions involving Mr. James and the Company.

Item 8.01	Other Events.

On December 15, 2010, the Company issued a press release announcing the appointment of Mr. James to the Board of Directors.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
99.1	Press Release of General Moly, Inc. dated December 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated:	December 15, 2010	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer